Exhibit 8.2 and 23.3

450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	Menlo Park Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong

June 10, 2009

Re:	Western Refining, Inc. Offering of Convertible Senior Notes

Western Refining, Inc.
123 W. Mills Avenue, Suite 200
El Paso, TX  79901

Ladies and Gentlemen:

We have acted as special counsel for Western Refining, Inc. (the “Company”) in connection with the registration of $230,000,000 in principal amount of 5.75% Convertible Senior Notes, due 2014 (the “Convertible Senior Notes”), which includes $30,000,000 in principal amount of Convertible Senior Notes that may be issued pursuant to the underwriter’s option to purchase additional Convertible Senior Notes.  We participated in the preparation of the prospectus supplement relating to the Convertible Senior Notes (the “Prospectus Supplement”) filed with the United States Securities and Exchange Commission on June 5, 2009.  The Prospectus Supplement relates to the Company’s registration statement on Form S-3 (File No. 333-150238) (the “Registration Statement”) and has been filed in connection with the Company’s offering of Convertible Senior Notes.

We are of the opinion that the statements set forth under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement, insofar as they relate to statements of law or legal conclusions under United States federal income tax law and subject to the qualifications and limitations set forth therein, fairly summarize in all material respects the matters referred to therein.

We are members of the Bar of the State of New York.  The foregoing opinion is based upon and limited to the United States federal tax law as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Davis Polk & Wardwell